-------------------------------------------------------------------------------

    Celsion Corporation 10220-I Old Columbia Road, Columbia MD 21046-1705 T 410.290-5390 F 410.290.5394

For Further Information Contact:

Tony Deasey            Ira Weingarten/Steve Chizzik     Frank Benadetto
Celsion Corporation    Equity Communications            Mirador Consulting
410.290.5390           888.530.7051                    877.647.2367 (mirador)
tony@celsion.com       equity@silcom.com               fb@miradorconsulting.com
----------------       -----------------               ------------------------

               CELSION CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

COLUMBIA, MD.-AUGUST 19, 2002: CELSION CORPORATION (AMEX:CLN), a research and development company focusing on medical treatment systems for cancer and other diseases using focused-heat technology, today announced that it has adopted a Shareholder Rights Plan. The Plan is similar to those adopted by many other public companies and is designed to protect and maximize the value of shareholders' interests in the event of a takeover attempt not approved by Celsion's Board of Directors. The Company did not adopt the plan in response to any specific effort to acquire control and is not presently aware of any such takeover plans.

Under the Shareholder Rights Plan, shareholders of record as of the close of business on August 6, 2002 will receive, as a dividend, one Right initially exercisable to purchase one ten-thousandth of a share of Celsion Series C Preferred Stock at a price of $4.46. The Rights will be issued in a nontaxable transaction and will expire on August 15, 2012, unless earlier redeemed or exchanged. The Rights are not immediately exercisable. Until such time as the Rights become exercisable they will attach to and trade with Celsion's Common Stock and will not be represented by separate certificates.

The Rights will detach and become exercisable only in the event that a person or group acquires, or announces an intention to acquire, 15% or more of Celsion's outstanding Common Stock in a tender or exchange offer, without the prior approval of Celsion's Board of Directors. In such event, each Right held by a holder other than the acquirer will be converted into the right to purchase that number of shares of Celsion's Common Stock having a then-current market value equal to twice the exercise price of the Rights (that is, to purchase the Common Stock at a 50% discount). If an acquirer purchases 15% of the Company's Common Stock and later acquires Celsion, its business or assets, Celsion shareholders, other than the acquirer, will be entitled to purchase that number of shares of common stock of the acquirer having a then-current market value equal to twice the exercise price of the Rights (again, resulting in a right to purchase the acquirer's shares at a 50% discount). The Company's Board may redeem the Rights at $0.01 per Right before the occurrence of an event that causes the Rights to become exercisable.

The Plan is  designed to  discourage  acquisitions  of 15% or more of  Celsion's
Common Stock except in a transaction approved by the Company's Board of Directors. Copies of the Shareholder Rights Plan are available to Celsion shareholders upon request and a copy of the Plan will be filed with Securities and Exchange Commission.

Dr. Augustine Cheung, Celsion's Founder and Chief Executive Officer, commented, "As Celsion prepares to introduce the first of its new generation of products, the Board of Directors is seeking to ensure that its shareholders realize the long-term value of their investment. The Shareholder Rights Plan should encourage anyone seeking to acquire the Company to treat all shareholders equally and to negotiate with the Board of Directors prior to any takeover attempt."

About Celsion: Celsion Corporation, based in Columbia, Maryland, is a research and development company dedicated to commercializing medical treatment systems for cancer and other diseases using focused-heat technology delivered by patented microwave technology. Celsion has research, license or commercialization agreements with leading institutions such as Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical
Center, the Center for Breast Surgery at Columbia Hospital in Florida, Montefiore Medical Center, Memorial Sloan Kettering Cancer Center in New York, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: http//www.celsion.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; possible changes in cost and timing of development and testing, capital structure, and other financial items; changes in approaches to medical treatment; introduction of new products by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

                                      ####
                                       1